GROUP AGREEMENT

WHEREAS, certain of the undersigned are stockholders, direct or beneficial, of Terran Orbital Corp., a Delaware corporation (the “Company”);

WHEREAS, Sophis Investments LLC, Sophis GP LLC, and Tassos Recachinas (together, “Sophis”) and Austin Williams, Roland Coelho, Jordi Puig-Suari, Roark’s Drift, LLC, and Joseph Roos (together, “Investors”, and collectively with Sophis, the “Group”, and each, a “party”) wish to form an investor group for the purpose of working together to enhance stockholder value at the Company, including seeking to influence the affairs or control of the Company; a potential strategic or extraordinary corporate transaction involving the Company; or taking any other action that the Group determines to undertake in connection with their respective investment in the Company, and to take all other action necessary or advisable to achieve the foregoing (the “Purpose”).

NOW, IT IS AGREED, this 6th day of October, 2023 (the “Effective Date”) by the parties hereto:

1.  To the extent required by applicable law, in accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each member of the Group agrees to the joint filing on behalf of each of them of statements on Schedule 13D or under Section 16 of the Exchange Act, and any amendments thereto, or on any regulatory filings (including without limitation any filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) or with the Securities and Exchange Commission (the “SEC”)) with respect to the securities of the Company. Each member of the Group shall be responsible for the accuracy and completeness of his or her own disclosure therein and is not responsible for the accuracy and completeness of the information concerning the other members, unless such member knows or has reason to know that such information is inaccurate.

2.  For so long as this Group Agreement (the “Agreement”) is in effect, each of the undersigned shall inform each of the other parties hereto and provide written notice to both Sophis and the Group’s Counsel, as described in Section 14, such information and notice to be given promptly, but in no event later than twenty-four (24) hours after each such transaction, of (i) any of their purchases or sales of securities of the Company or (ii) any securities of the Company over which they acquire or dispose of beneficial ownership or any option, warrant, convertible security or other contract right or derivative position, including any “swap” transaction, with respect to the securities of the Company (each, a “Derivative”); provided, however, that each party agrees not to purchase or sell securities of the Company or otherwise increase or decrease his or its economic exposure to or beneficial ownership over the securities of the Company if it reasonably believes that, as a result of such action, the Group or any member thereof would be likely to be required to make any regulatory filing (including, but not limited to, a Schedule 13D amendment, a Form 3 or a Form 4) with the SEC without first using his or its reasonable efforts to give the other members of the Group at least twelve (12) hours’ prior written notice; provided, further, that no party shall, without the prior and express written consent (not to be unreasonably withheld) of Sophis, buy, or increase any beneficial ownership over, any securities of the Company if, as a result of such action, the Group would beneficially own more than 9.9% of the Company’s common stock. For purposes of this agreement, the term “beneficial ownership” shall have the meaning of such term set forth in Rule 13d-3 under the Exchange Act. The Investors and Sophis hereby acknowledge that, as of the Effective Date, the combined beneficial ownership of the Investors and Sophis is 8.4% (based on 197,799,142 total shares of common stock outstanding pursuant to the Company’s Form 424B5 filed September 20, 2023) of the Company’s common stock. To the extent that the Group is required to make a Form 3 filing, each party hereby authorizes its consent to file such Form 3 within ten (10) days after the Effective Date.

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3.  Each of the parties agrees that, to the extent that a party receives material non-public information (“MNPI”) with respect to the Company, it shall immediately inform the other parties of the fact that it has received MNPI with respect to the Company that could reasonably be expected to restrict it from trading in securities of the Company. Each party represents and warrants that in no event shall a party make available to another party any MNPI that it may in the future obtain unless expressly authorized by such other party to do so, in order for such party to implement appropriate protocols to restrict its ability to trade in securities of the Company. Any party in possession of material non-public information shall be prohibited from trading in securities of the Company until such time as no violation of the applicable securities laws would result from such securities trading.

4.  Each of the members of the Group agrees that he or it shall not undertake or effect any purchase, sale, acquisition or disposition of, or undertake any substantial steps to commence a tender offer (within the meaning of Rule 14e-3 under the Exchange Act) for, any securities of the Company, without the prior written consent of the other members of the Group.

5.  Each of the undersigned agrees to form the Group for the Purpose.

6.  The Group understands that certain expenses and costs (including all legal fees) are likely to be incurred in connection with the Purpose, which shall include expenses reasonably incurred in connection with the Group’s investment in the Company and taking all other action necessary or advisable to achieve the Purpose (collectively, the “Expenses”), and each of the parties agrees to pay its pro rata portion of all such pre-approved Expenses based on the number of shares of the Company in the aggregate beneficially owned by each party. For greater clarity, as of the Effective Date, the number of shares held by each party is set forth in Schedule I, annexed hereto and incorporated herewith. The pro rata distribution shall be adjusted each month based on each Party’s respective ownership percentage as of the last day of the preceding month. To the extent that this Group Agreement is terminated, by the Investor or otherwise, Investor shall remain responsible for its proportion of any Expenses under this Section 6, as if such Investor were still a member of the Group, for a period of 30 days from the date of such termination. Any reimbursement from the Company regarding the Expenses paid pursuant to this Section 6 shall be split by the parties in proportion to the Expenses paid pursuant to this Section 6.

7.  Each of the parties hereto agrees that any SEC filing, press release, formal communication to the Company or formal stockholder communication proposed to be made or issued by the Group or any member of the Group in connection with the Group’s activities shall be as directed by Sophis, which will provide notice to and a reasonable opportunity for the Investors to review and comment upon any SEC filing, press release, Company communication, stockholder communication, or any proposed agreement or negotiating position with respect to the Company. Sophis and the Investors shall mutually agree upon the content and timing of public or private communications and negotiating positions taken on behalf of the Group. Each of the parties hereto further agrees that any outbound communication with the Company shall be initiated by Sophis and that neither Sophis nor any Investor shall bind the Group without each other party’s prior written consent. As appropriate, Sophis and the Investors shall mutually agree upon any person(s) to be nominated to the Company’s board of directors by the Group, and the parties shall work together to solicit proxies for the election of such person(s). Notwithstanding the foregoing, each of the parties hereto agrees that all public statements, regulatory filings, negotiations and contacts with management and related activities related to the Company will be made and conducted by Sophis, following reasonable consultation with the Investors.

8.  In the event that any party hereto (or a natural person designee of such party) now or in the future serves as a member of the board of directors, such individual shall act in accordance with his or her fiduciary duties as a director of the Company and nothing in this Agreement shall limit the director’s exercise of those duties.

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9.  The relationship of the parties hereto pursuant to this Agreement shall be limited to carrying on the business of the Group in accordance with the terms of this Agreement. Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein. Without limitation to any other agreements between or among the parties, nothing herein shall be construed to authorize any party to act as an agent for any other party, or to create a joint venture or partnership, or to constitute an indemnification. Except as provided in Sections 2 and 3, nothing herein shall restrict any party’s right to purchase or sell securities of the Company, as he or it deems appropriate, in his or its sole discretion, provided that all such transactions are made in compliance with all applicable securities laws and the provisions of this Agreement.

10.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

11.  This Agreement shall be governed by the laws of the City of New York, State of New York. In the event of any dispute arising out of the provisions of this Agreement or the parties’ investment in the Company, the Group hereby consents and submits to the exclusive jurisdiction of the Federal and State Courts in the State of New York.

12.  The parties’ rights and obligations under this Agreement (other than the rights and obligations set forth in Sections 6, 8, 9 and 14, which shall survive any termination of this Agreement) shall terminate immediately after the conclusion of the activities contemplated by Section 5 or as otherwise agreed to by the parties. Notwithstanding the foregoing, any party hereto may terminate their obligations under this Agreement on 24 hours’ written notice to all other parties, with a copy to the Group’s Counsel, pursuant to Section 14.

13.  The terms and provisions of this Agreement may not be modified, waived or amended without the written consent of each of the parties hereto.

14.  Each party acknowledges that counsel for the Group relating to their investment in the Company (“Counsel”) shall be a law firm mutually agreed upon by Sophis and the Investors.

15.  Each of the undersigned parties hereby agrees that this Agreement shall be filed as an exhibit to any Schedule 13D that may in the future be required to be filed under applicable law pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.

[SIGNATURES PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

SOPHIS INVESTMENTS LLC

By:	/s/ Tassos Recachinas
	Name:	Tassos Recachinas
	Title:	Managing Member

SOPHIS GP LLC

By:	/s/ Tassos Recachinas
	Name:	Tassos Recachinas
	Title:	Managing Member

AUSTIN WILLIAMS

By	/s/ Austin Williams
	Name:	Austin Williams
	Title:	Individually

ROLAND COELHO

By:	/s/ Roland Coelho
	Name:	Roland Coelho
	Title:	Individually

JORDI PUIG-SUARI

By:	/s/ Jordi Puig-Suari
	Name:	Jordi Puig-Suari
	Title:	Individually

ROARK’S DRIFT, LLC

By:	/s/ Joseph Roos
	Name:	Joseph Roos
	Title:	Managing Member

JOSEPH M. ROOS

By:	/s/ Joseph Roos
	Name:	Joseph Roos
	Title:	Individually

TASSOS D. RECACHINAS

By:	/s/ Tassos D. Recachinas
	Name:	Tassos D. Recachinas
	Title:	Individually